CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information with respect to the U.S. Government Money Market Fund of Rydex Series Funds, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 90 to File No. 033-59692; Amendment No. 90 to File No. 811-07584) of Rydex Series Funds of our report on the financial statements and financial highlights of the U.S. Government Money Market Fund dated May 29, 2008, included in the 2008 Annual Report to shareholders.

                                                           /s/ ERNST & YOUNG LLP

McLean, Virginia
May 5, 2009